This pricing supplement, which is not complete, relates to an automatically effective Registration Statement under the Securities Act of 1933, as amended.  We may not sell the notes until we deliver a final pricing supplement.  This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any jurisdiction where such an offer would not be permitted.
Subject to completion, dated June 16, 2008
Prudential Financial InterNotes®, Due One Year or More from Date of Issue
Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02
Pricing Supplement Number 241 Dated [ ]
(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AF88	[ ]	100.000%	0.625%	[ ]	FIXED	5.000%	SEMI-ANNUAL	06/15/2011	12/15/2008	$23.47	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AF96	[ ]	100.000%	1.100%	[ ]	FIXED	5.800%	SEMI-ANNUAL	06/16/2014	12/15/2008	$27.23	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AG20	[ ]	100.000%	1.400%	[ ]	FIXED	6.500%	SEMI-ANNUAL	06/15/2017	12/15/2008	$30.51	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Callable at 100.000% on 06/15/2010 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC
The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 06/15/2010 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AG38	[ ]	100.000%	2.000%	[ ]	FIXED	6.850%	SEMI-ANNUAL	06/15/2023	12/15/2008	$32.16	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Callable at 100.000% on 06/15/2011 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC
The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 06/15/2011 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.	Offering Dates: June 16, 2008 through June 23, 2008
Trade Date: Monday, June 23, 2008 @12:00 PM ET
Settlement Date: Thursday, June 26, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

The Bank of New York, as successor trustee under an indenture dated as of April 25, 2003, as supplemented and amended, will act as trustee for the Notes. Citibank, N.A. will act as paying agent, registrar and transfer agent for the Notes and will administer any survivor's options with respect thereto.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

Prudential Financial, Inc.
$2,500,000,000.00 Prudential Financial Retail Medium-Term Notes, including Prudential Financial InterNotes®
Prospectus dated March 16, 2006 and the Prospectus Supplement dated March 16, 2006